Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), dated this 2nd day of November 2011 (the “Effective Date”), by and between ALTERNATIVE FUELS AMERICA, INC. (“AFAI”), a corporation duly organized and existing under the laws of the State of Delaware, trading under the symbol AFAI.PK, with primary offices at 2131 Hollywood Boulevard, Suite 401, Hollywood, Florida, 33020, and BIOENERGY SOLUTIONS OF CENTRAL AMERICA/ISSAC BALDIZON (“BSCA/Baldizon”), a company organized under the laws of Costa Rica and its CEO, with their main place of business in Heredia, Costa Rica.

WHEREBY AFAI wishes to hire BSCA/Baldizon for an initial period of three (3) months to perform certain services on its behalf and whereby NSCA/Baldizon wishes to perform said services of behalf of AFAI.

THEREFORE, to the parties agree as follows:

1.           BSCA/Baldizon Obligations

 (i)           BSCA/Baldizon shall serve as operational unit of AFAI in Costa Rica assuming responsibilities in developing, organizing, and implementing biodiesel programs as directed by AFAI management.

 (ii)          BSCA/Baldizon shall provide AFAI projects in Costa Rica with support in the following areas:

(a)	securing off-take agreements for the purchase of AFAI biodiesel
(b)	arranging for the purchase of wild feedstock (Palm Real, Coyol and Jatropha
(c)	securing viability of wild feedstock program,
(d)	securing land for farming
(e)	agronomy and the science of the crops
(f)	human resources recruitment project management, scientists, farm workers)
(g)	equipment selection for crushing & refining, facility operations,
(h)	facility human resources, and
(i)	all other reasonable requests made by AFAI management

 (iii)        BSCA/Baldizon shall also represent AFAI in the biodiesel dialogue in Costa Rica and attend conferences and seminars at the request of AFAI management.

 (iv)        BSCA/Baldizon shall also seek to bring to the attention of AFAI management opportunities as they may arise for biodiesel acquisitions.

 (v)         BSCA/Baldizon shall introduce AFAI management to land owners, farmers, attorneys, accountants, government officials and other desired contacts at AFAI management request.

2.           AFAI Obligations

 (i)          AFAI management shall provide BSCA/Baldizon with all operational plans, mission, timetables, budget, and target results for every program to be implemented.

 (ii)         AFAI shall provide BSCA/Baldizon with the management access necessary to coordinate operations and shall set up a communications protocol that will govern contact schedules, decision-making, authorities, and other project management requirements.

 (iii)        AFAI shall coordinate with BSCA/Baldizon all planning and execution programs so as to best develop an action plan that realistically reflects operational capacities.

 (iv)        AFAI shall provide BSCA/Baldizon with the agreed upon financial resources required to execute the operational objectives as set up by AFAI management and   BSCA/Baldizon. Requests for funds are to be submitted by BSCA/Baldizon to AFAI at the beginning of each month.

3.           BSCA/Baldizon Rights

 (i)          BSCA/Baldizon shall have the right to compensation as agreed upon by the parties and according to the time table mutually established.

 (ii)         BSCA/Baldizon shall have the right to participate in AFAI management discussions so as to represent its operational perspective and jointly develop operational protocol.

 (iii)        BSCA/Baldizon shall have the right to introduce for consideration employees, business opportunities, and other prospective business matters that are consistent with the AFAI business mandate.

 (iv)        BSCA/Baldizon shall have the right to gain involvement in additional AFAI projects outside of Costa Rica, at the discretion of AFAI management.

4.           AFAI. Rights

 (i)          AFAI has the rights to all knowledge, relationships, contacts, research results, and any and all other beneficial resources BSCA/Baldizon has that may advance, enhance or otherwise contribute to the success of all AFAI projects.

 (ii)         (ii)AFAI has the right to set priorities, establish protocol, drive management processes and serve as final decision-maker.

5.           Scope  This agreement is for the months of November 2011 through the end of January 2012.  The parties may agree to an extension of this agreement or replacing it with a strategic partnership agreement.

6.           Communications

  The parties agree to adhere to a communications schedule to be determined. The parties recognize that the geographic distance between them requires that they communicate via email, Skype, Facebook and telephone regularly. Furthermore the parties agree to respond to one another's communications within 24 hours.

7.           Compensation

  AFAI shall compensate BSCA/Baldizon at the rate of $2,000 per month to be paid by AFAI via bank transfer or check by the 10th day of each month.

8.           Exclusivity  Provided BSCA/Baldizon delivers services to the satisfaction of AFAI, AFAI will consider this agreement to be exclusive and use BSCA/Baldizon for all projects in Costa Rica. BSCA/Baldizon will be exclusive to AFAI, refraining from providing similar services to competing projects.

9.           Costs  Each party shall be responsible for the costs associated with concluding this agreement, including but not limited to legal fees, travel costs and other related expenses.

10.            Definition   This agreement is classified as a limited time consulting arrangement and is not subject to the employment laws of Costa Rica. This agreement shall last for the 3 month period stated herein and shall not entitle BSCA/Baldizon to any damages, benefits, fees, or additional monies upon its termination.

11.             Jurisdiction  This agreement shall be regulated by the laws of the United States.

12.             Translation  The English and Spanish versions of all agreements between the parties will be deemed to be equal. Any discrepancies between the two will yield to the language in which the original was constructed.

This Agreement has been duly and validly executed by the parties hereto and shall be binding upon and inure to the benefit of the parties.

This Agreement represents the entire Consulting Agreement between, the parties, and all prior discussions and negotiations are merged in it. This Agreement may not be modified or amended except in writing duly executed by the parties hereto.

The foregoing correctly sets forth the understanding and agreement between the parties.

ALTERNATIVE FUELS AMERICAS, INC.		BIOENERGY SOLUTIONS OF CENTRAL AMERICA/ISAAC BALDIZON

By:	/s/ Craig Frank	By:	/s/ Issaac Baldizon
Name:	Craig Frank	Name:	Isaac Baldizon
Title:	CEO	Title:	CEO